Exhibit 4

                          AMENDMENT TO RIGHTS AGREEMENT


             This amendment ("Amendment"), dated as of August 23, 1995, between Harley-Davidson, Inc., a Wisconsin corporation (the "Company"), and Firstar Trust Company (formerly known as First Wisconsin Trust Company), as Rights Agent (the "Rights Agent"), to the Right Agreement, dated as of August 6, 1990, as amended, between the Company and the Rights Agent.

                              W I T N E S S E T H :

             WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, and pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

             WHEREAS, the Company wishes to amend the Rights Agreement to change the Purchase Price (as defined in the Rights Agreement); and

             WHEREAS, all acts and things necessary to make this amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

             NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

             1. Capitalized terms used herein and not otherwise defined are used as defined in the Rights Agreement.

             2. The first sentence of Section 7(b) of the Rights Agreement is hereby amended effective as of the date hereof to read in its entirety as follows: "The Purchase Price shall initially be $300 for each one one-hundredth (1/100) of a share of Preferred Stock issued pursuant to the exercise of a Right."

             3. The terms "Rights Agreement" and "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

             4. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

             5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

             6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the rights afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

             7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

   Attest:                            HARLEY-DAVIDSON, INC.


   By:_____________________________   By:_______________________________
      Michael B. Weiss                   Richard F. Teerlink
      Assistant Secretary                President and Chief Executive
                                           Officer

   Attest:                            FIRSTAR TRUST COMPANY
                                        (f/k/a First Wisconsin Trust
                                        Company)


   By:_____________________________   By:_________________________________
   Name:                              Name:
   Title:                             Title: